EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT
FEBRUARY 2013

Sauer-Danfoss Inc.	Jurisdiction of Formation	Business Purpose
Sauer-Danfoss (US) Company	Delaware	Manufacturing & Sales
Hydro-Gear, Inc.	Delaware	Holding Company
Hydro-Gear Limited Partnership	Illinois	Manufacturing & Sales
Sauer-Danfoss-Daikin Pty Ltd.	Australia	Sales
Sauer-Danfoss BVBA	Belgium	Sales
Hydro-Gear Europe BVBA	Belgium	Sales
Sauer-Danfoss Hidraulica Mobil Ltda.	Brazil	Manufacturing & Sales
Sauer Shanghai Hydrostatic Transmission Co., Ltd.	China	Manufacturing
Sauer-Danfoss-Daikin Mobile Hydraulics (Shanghai) Co., Ltd.	China	Sales
Sauer-Danfoss (Shanghai) Co. Ltd.	China	Manufacturing
Sauer-Danfoss Hydraulics (Zhejiang) Co. Ltd.	China	Manufacturing & Sales
Sauer-Danfoss ApS	Denmark	Manufacturing & Sales
Sauer-Danfoss Holding ApS	Denmark	Holding Company
Sauer-Danfoss China Holding Company ApS	Denmark	Holding Company
Oy Sauer-Danfoss AB	Finland	Sales
Sauer-Danfoss S.A.S.	France	Sales
Sauer-Danfoss GmbH & Co. OHG	Germany	Manufacturing & Sales
Sauer-Danfoss GmbH	Germany	Holding/Management Company
Sauer-Danfoss Informatic GmbH	Germany	Information Services
Sauer-Danfoss India Private Limited	India	Manufacturing & Sales
Sauer-Danfoss S.r.l.	Italy	Manufacturing & Sales
Daikin-Sauer-Danfoss Ltd.	Japan	Manufacturing & Sales
Sauer-Danfoss-Daikin Ltd.	Japan	Holding Company
Sauer-Danfoss BV	Netherlands	Sales
Sauer-Danfoss AS	Norway	Sales
Sauer-Danfoss sp.z.o.o.	Poland	Manufacturing & Sales
Sauer-Danfoss LLC	Russia	Sales
Sauer-Danfoss-Daikin Pte. Ltd.	Singapore	Sales
Sauer-Danfoss China Holding Pte. Ltd.	Singapore	Holding Company
Sauer-Danfoss a.s.	Slovakia	Manufacturing & Sales
Sauer-Danfoss-Daikin Ltd. (Korea)	South Korea	Sales
Sauer-Danfoss SA	Spain	Sales
Sauer-Danfoss AB	Sweden	Manufacturing & Sales
Sauer-Danfoss Limited	United Kingdom	Sales